Shareholder Meeting Results
(Unaudited)
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February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

     			   	Votes for   Votes withheld
Liaquat Ahamed           68,076,117       3,037,765
Ravi Akhoury             68,044,791       3,069,091
Barbara M. Baumann       68,314,720       2,799,162
Jameson A. Baxter        68,226,309       2,887,573
Charles B. Curtis        68,230,354       2,883,527
Robert J. Darretta       68,297,789       2,816,093
Katinka Domotorffy       68,201,877       2,912,004
John A. Hill             68,263,895       2,849,987
Paul L. Joskow           68,271,963       2,841,918
Kenneth R. Leibler       68,319,004       2,794,878
Robert E. Patterson      68,304,474       2,809,408
George Putnam, III       68,322,254       2,791,628
Robert L. Reynolds       68,297,610       2,816,271
W. Thomas Stephens       68,309,657       2,804,225



A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for      Votes against	Abstentions	Broker non-votes
53,324,545 	1,989,928		3,687,119		12,112,289


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
12,978,659		368,083		995,109		3,203,673



All tabulations are rounded to the nearest whole number.